Exhibit 99.1

COSMOS CAPITAL LIMITED AND SUBSIDIARIES

Consolidated Financial Statements
As of and for the year ended December 31, 2020 and as of December 31, 2019 and for the period from May 22, 2019 (Inception) through December 31, 2019

COSMOS CAPITAL LIMITED AND SUBSIDIARIES

Consolidated Financial Statements

As of and for the year ended December 31, 2020 and as of December 31, 2019 and for the period of May 22, 2019 (inception) through December 31, 2019

pg. 1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Cosmos Capital Limited

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Cosmos Capital Limited and its subsidiaries (the “Company”) as of December 31, 2020 and December 31, 2019 and the related consolidated statements of earnings, of comprehensive earnings, of equity and of cash flows for each of the two years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and December 31, 2019 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for revenue and leases in fiscal 2020.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

LNP Audit and Assurance Pty Ltd

Anthony Rose

Sydney, NSW, Australia

May 9, 2021

We have served as the Company’s auditor since 2021.

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COSMOS CAPITAL LIMITED AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

	Years Ended December 31, 2020	Period from May 22, 2019 (Inception) through December 31, 2019
Revenue:
Cryptocurrency mining revenue	$4,448,876	$507,818

Operating cost and expenses:
Cost of revenues	3,155,601	266,228
Selling, general and administrative	2,483,379	773,745
Depreciation and amortization	4,620,725	699,487
Total operating expenses	10,259,705	1,739,460
Loss from operations	(5,810,829)	(1,231,642)
Other income (expense):
Realized losses on foreign currency transactions	(591)	(21,841)
Unrealized gain (losses) on foreign currency remeasurement	826,322	(63,112)
Loss on acquisition of IPM	(28,102)	-
Realized gain (loss) on sale of digital currencies	(28,267)	4,121
Other income	108,812	-
Loss before income taxes	(4,932,655)	(1,312,474)
Income tax expenses (Note 15)	(128,659)	(1,743)
Net loss	(5,061,314)	(1,314,217)
Less: net loss attributable to the noncontrolling interest	(27,066)	-
Net loss attributable to Cosmos Capital Limited shareholders	$(5,034,248)	$(1,314,217)

Net loss per common share, basic and diluted	$(0.71)	$(0.64)
Weighted average common shares outstanding, basic and diluted	7,097,883	2,054,102

Comprehensive loss:
Net loss	$(5,034,248)	$(1,314,217)
Other comprehensive gain (loss), foreign currency translation adjustments, net of tax	(996,644)	12,736
Comprehensive loss	(6,030,892)	(1,301,481)
Comprehensive loss attributable to non-controlling interest	27,066	-
Comprehensive loss attributable to Cosmos Capital Limited shareholders	$(6,003,826)	$(1,301,481)

The accompanying notes are an integral part of these consolidated financial statements

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COSMOS CAPITAL LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,112,811	$579,290
Prepaid expenses	11,500	392,018
Trade and other receivables (Note 8)	615,145	340,220
Cryptocurrencies (Note 7)	15,061	4,239
Total current assets	1,754,517	1,315,767
Property and equipment, net (Note 5)	7,015,285	6,120,618
Security deposits (Note 6)	969,423	879,802
Operating lease right-of-use asset	41,703	-
Trademarks (Note 11)	15,813	4,624
TOTAL ASSETS	$9,796,741	$8,320,811

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade and other payables (Note 9)	$1,882,247	$1,102,167
Current portion of operating lease liability	20,500	-
Shareholder loans	290,978	245,305
Total current liabilities	2,193,725	1,347,472
Operating lease liability, net of current portion	24,137	-
Paycheck protection program loan	14,000	-
TOTAL LIABILITIES	2,231,862	1,347,472

Contingencies (Note 17)	-	-
Shareholders’ equity:
Common share, no par value, 7,539,275 and 6,578,672 shares authorized and issued	-	-
Share subscription receivable	(16,690)	(459,062)
Additional paid-in capital	15,298,926	9,091,800
Accumulated other comprehensive income (losses)	(1,341,826)	(345,182)
Accumulated deficit	(6,348,465)	(1,314,217)
TOTAL SHAREHOLDERS’ EQUITY	7,591,945	6,973,339
Non-controlling interest (Note 3)	(27,066)	-
TOTAL EQUITY	7,564,879	6,973,339
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,796,741	$8,320,811

See the accompanying notes to the consolidated financial statements.

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COSMOS CAPITAL LIMITED AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

For the Year Ended December 31, 2020 and the

Period from May 22, 2019 (Inception) through December 31, 2019

	Common Shares Units	Common Shares Amount	Share Subscription Receivable	Additional Paid-in- Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Non-controlling interest	Total Shareholders’ Equity
Balance as of May 22, 2019		$-	$-	$-	$-	$-	$-	$-
Net Loss		-	-	-	-	(1,314,217)	-	(1,314,217)
Other comprehensive (loss)		-	-	-	(345,182)	-	-	(345,182)
Issuance of stock options		-	-	-	-	-	-
Issuance of common shares	6,578,672	-	(459,062)	9,091,800	-	-	-	8,632,738
Balance as of December 31, 2019	6,578,672	-	(459,062)	9,091,800	(345,182)	(1,314,217)	-	6,973,339

Net loss		-	-	-	-	(5,034,248)	(27,066)	(5,061,314)
Other comprehensive income (loss)		-	-	-	(996,644)	-	-	(996,644)
Issuance of stock options		-	-	-	-	-	-	-
Issuance of common shares	960,603	-	-	6,207,126	-	-	-	6,207,126
Receipt of share subscription proceeds		-	442,372	-	-	-	-	442,372
Balance as of December 31, 2020	7,539,275	$-	$(16,690)	$15,298,926	$(1,341,826)	$(6,348,465)	$(27,066)	$7,564,879

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COSMOS CAPITAL LIMITED AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2020 and the

Period from May 22, 2019 (Inception) through December 31, 2019

	Year Ended December 31, 2020	Period from May 22, 2019 (Inception) through December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,061,314)	$(1,314,217)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,620,725	699,487
Loss on purchase of Innovation Property Management, LLC	28,102	-
Net exchange differences	(825,731)	-
Change in assets and liabilities		-
Prepaid expenses	348,920	(392,018)
Trade and other receivables	35,257	(333,199)
Cryptocurrencies	(10,822)	(4,151)
Security deposits	(91,809)	(879,802)
Trade and other payables	771,575	1,093,817
Net cash used in operating activities	(185,097)	(1,130,083)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(5,507,792)	(6,819,318)
Acquisition of Innovative Property Management, LLC, net of cash acquired (Note 3)	(17,854)	-
Payments for trademarks	(11,190)	(4,644)
Net cash used in investing activities	(5,536,836)	(6,823,962)
CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from common share issuances	6,239,987	8,620,781
Proceeds from shareholder loans	21,298	236,202
Repayment of lease liabilities	(6,444)
Payments for capital issuance costs	(24,959)	(346,504)
Net cash provided by financing activities	6,229,882	8,510,479
Effect of exchange rate changes on cash and cash equivalents	25,572	22,856
Net increase in cash and cash equivalents	533,521	579,290
Cash and cash equivalents at beginning of period	579,290
Cash and cash equivalents at end of period	$1,112,811	$579,290

See the accompanying notes to the consolidated financial statements.

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COSMOS CAPITAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Description of the Company

Cosmos Capital Limited is a limited liability public company incorporated in Australia.

Cosmos Capital Limited’s activities commenced on May 22, 2019 on the formation of Cosmos Capital Pty Ltd ATF Cosmos Capital Fund (the “Fund”), a fixed unit trust. The Fund consisted of the consolidated group of entities of the Fund, including Cosmos Trading Pty Ltd, Cosmos Infrastructure LLC, and Cosmos Manager LLC. On September 26, 2019, Cosmos Capital Limited was incorporated by the Fund with a single redeemable share on issue. On October 15, 2019, the Cosmos Capital Limited acquired all the assets of the Fund.

In August 2020 Cosmos Manager LLC acquired a 50% interest in Innovative Property Management LLC (IPM). IPM leases land in Sandersville Georgia and has a power purchase agreement with the city of Sandersville. IPM provides data hosting services at a competitive price.

Cosmos Capital Limited operates from its headquarters in Sydney.

Cosmos is a ‘Digital Asset Infrastructure’ business, which owns and operates modular data centers (MDCs) currently based in the United States of America. Cosmos currently owns and operates 5,892 specialized, application-specific computers known as Miners, which produce 136 Petahash operational as at 31 December 2020. This is predominantly directed to and focused on the process known as digital mining, and specifically for Bitcoin.

Complementing the Miners that Cosmos owns and operates, it is actively conducting research and development into a suitable solution for liquid immersion for ASIC computers, field-programmable gate array (FPGA) (which is an electronic device that includes digital logic circuitry you can program to customize its functionality), general purpose computing on a graphics processing unit (GPU) (which is the use of a GPU together with a central processing unit (CPU) to accelerate computation in applications traditionally handled only by the CPU). Cosmos has its own proprietary tank design which it is currently in the process of commercializing

The Cosmos management team has gained skills and experience in the ownership, mining, management.

Overview of Cosmos’ activities

Cosmos’s business involves Digital Processing and Hosting Solutions. Additionally, we conduct research and development activities to search for ways to improve the effeciencies of our computing power expended in our Digital Processing and Hosting Solutions services.

A more detailed description of our activities is set out below.

(a)	Digital Processing and Hosting Solutions

The business of digital processing and mining requires the purchase and ownership of computing hardware specific to the computing problem that you are seeking to solve. Each hardware component can be specifically maximizing to perform a function better than other hardware for the purpose of maximizing the return from any specific processing task. Each Miner is housed in an MDC in facilities leased, or subject to co-location agreements, held by Cosmos or its Related Entities in the US. Each MDC has a capacity of between 350-700 Miners and can operate in a variety of climates.

(b)	Research and Development

Core to the Cosmos business is its research and development (R&D) program, which has been actively focused on researching and exploring opportunities to improve the efficiency of hardware and software and MDC’s.

Complementing the Miners that Cosmos operates, it is actively conducting research and development into a suitable solution for liquid immersion for the Miners, FGPA, GPU and general computing. Cosmos has its own proprietary tank design which it is currently in the process of commercialising. Immersion provides the greatest upside of potential for efficiency through Cosmos’ main business, and thus, is a priority.

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In addition to immersion, Cosmos has also extensively researched different solutions to improve the efficiency of ‘Air Cooled’ MDC’s, having learnt from its experiences with a variety of different designs through its business operations.

Cosmos has also begun research into the software element of computing and is in the initial stages of researching a range of programs to improve efficiency through this avenue as well.

Cosmos has partnered with leading design firms in both Australia and the US to ensure the finished products can be deployed in different climates. By using global designers and vendors, it provides Cosmos the opportunity to seek to enhance the design to ensure success of the technology in all jurisdictions, climates and scenarios.

In February 2021 the Group raised $21,442,694 by way of convertible notes that convert automatically to shares six months after issuance. This was to fund the purchase of additional processing machines for the Group that will ultimately increase the Group’s revenue and cash flow. Further details as to the terms of the convertible notes are found in note 21.

The Group is primarily engaged in the development of blockchain infrastructure and, specifically, the hosting and ownership of ASIC hardware. These activities bring significant exposure to cryptocurrency mining (mainly Bitcoin), which is a highly volatile market with inherent risk. A significant decline in the market prices of cryptocurrencies, an increase in the difficulty of crypto currency mining, changes in the regulatory environment and adverse changes in other inherent risks can significantly negatively impact the Group’s operations. Due to the volatility of the prices of cryptocurrencies and the effects of possible changes in the other aforementioned factors, there can be no guarantee that future mining operations will be profitable. By way of mitigation, the Group is in a position to wind down its operations in the event of unfavorable pricing in cryptocurrencies.

By way of example, the Bitcoin protocol has rewarded miners with 12.5 Bitcoin per block mined since July 2016. Approximately every four years the block reward is reduced by 50%, referred to as the “halving”. In May 2020, the third Bitcoin halving occurred, reducing the block reward from 12.5 Bitcoin per block to 6.25 Bitcoin per block, which directly impacted the revenue and associated profitability of miners. In recent years when mining profitability has dropped abruptly due to price volatility, the network difficulty has adjusted to allow lower cost miners to remain profitable. Furthermore, the halving process reduces the supply of new Bitcoin miners entering the marketplace, which has historically resulted in Bitcoin price increases after previous halving events. The Company believes that the expected network difficulty and price adjustments, as well as newer-generational equipment which are more efficient, will allow the Company to operate and continue to operate at a scale which is profitable.

Based on internally prepared forecast cash flows, combined with the existing cash reserves, which take into consideration what management of the Group considers reasonable scenarios given the inherent risks and uncertainties described above, management believes that the Group will have adequate cash reserves to enable the Group to meet its obligations for at least one year from the date of approval of the consolidated financial statements, and on this basis the accounts have been prepared on a going concern basis.

COVID-19

In January 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”) and the risks to the international community. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic based on the rapid increase in exposure globally. The recent outbreak of the COVID-19 pandemic is affecting global economies but the Company’s operations and those of third parties on which the Company relies have been largely unaffected.

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On March 27, 2020, the United States President, Donald Trump, signed into law the “Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. Regulatory guidance has indicated that public companies are ineligible to participate in certain of the loan programs provided by the CARES Act. We continue to examine the impact that the CARES Act may have on our business.

The Company continues to examine the impact that COVID-19 and the CARES Act may have on its business. Currently, the Company is unable to determine the final impact that COVID-19 and the CARES Act will have on its financial condition, results of operation, or liquidity. See Note 20 – Paycheck Protection Program Loan for PPP loan details.

Note 2 - Basis of Presentation and Summary of Significant Accounting Policies

Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting standards generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. The consolidated financial statements include all normal and recurring adjustments that are necessary for fair presentation of consolidated financial position and results of consolidated operations. The consolidated financial statements as of and for the year ended December 31, 2020 include the accounts of Cosmos Capital Limited and its wholly owned subsidiaries: Cosmos Trading Pty Ltd, Cosmos Infrastructure LLC, Cosmos Manager LLC, Cosmos Grid Tech Pty Ltd, Cosmos Asset Management Pty Ltd, and Innovative Property Management LLC (collectively referred to as the “Company”). Cosmos Capital Limited, Cosmos Trading Pty Ltd, Cosmos Infrastructure LLC, and Cosmos Manager LLC comprise the consolidated financial statements at December 31, 2019 and for the period from May 22, 2019 (inception) through December 31, 2019. All significant intercompany accounts and transactions have been eliminated in consolidation.

Entities in which the Company directly or indirectly owns more than 50% of the outstanding voting securities, and for which other interest holders do not possess the right to affect significant management decisions, are generally accounted for under the voting interest consolidation method of accounting. Participation of other interest holders in the net assets and in the earnings or losses of a consolidated subsidiary is reflected in the line items “Noncontrolling Interest” in the Company’s consolidated balance sheets and “net loss attributable to noncontrolling interest” in the consolidated statements of operations and comprehensive loss. Noncontrolling interest adjusts the Company’s consolidated results of operations to reflect only the Company’s share of the earnings or losses of the consolidated subsidiary.

Any changes in the Company’s ownership interest in a consolidated subsidiary, through additional equity issuances by the consolidated subsidiary or from the Company acquiring the shares from existing shareholders, in which the Company maintains control is recognized as an equity transaction, with appropriate adjustments to both the Company’s additional paid-in capital and the corresponding noncontrolling interest.

Business organization

For management purposes, the Group is organized into business units based on its products/services and geographies and has two reportable segments, as follows:

●	Segment #1: Australian Segment encompassing research and development, identification and negotiation for the use rights to distressed and stranded infrastructure, administration and general corporate affairs

●	Segment #2: USA Segment encompassing computer equipment ownership and operations. No operating segments have been aggregated to form the above reportable operating segments.

Transfer prices between operating segments are on an arm’s length basis in a manner similar to transactions with third parties. The segment reporting table below does not include any intersegment revenue or expenses associated with the transfer pricing arrangements (payable by the Australian segment to the US segment) as management does not consider transfer pricing in their internal operating results reviewed by the chief operating decision maker. Certain finance costs, finance income, other income, and fair value gains and losses on financial assets are not allocated to individual segments as the underlying instruments are managed on a Group basis. Current taxes, deferred taxes and certain financial assets and liabilities are not allocated to those segments as they are also managed on a Group basis. Inter-segment revenues are eliminated on consolidation.

pg. 9

Estimates and assumptions

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the dates of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. The Company has considered the following to be significant estimates made by management, including but not limited to, estimating the useful lives of patent assets and fixed assets, realization of long-lived assets, unrealized tax positions and the realization of digital currencies.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with financial institutions, cash held with digital currency exchanges, and other short-term and highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less.

Cryptocurrencies

Cryptocurrencies are included in current assets in the consolidated balance sheets. Cryptocurrencies are recorded at cost less impairment.

Fair value of financial instruments

The Company accounts for financial instruments under FASB Accounting Standards Codification Topic (“ASC”) 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 — observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 — assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

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Revenue recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (ASC 606)” which requires entities to recognize revenue when control of promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those good and services.

There is currently no specific definitive guidance in U.S. GAAP or alternative accounting frameworks for the accounting of managing digital currencies and management has exercised significant judgement in determining appropriate accounting treatment for the recognition of revenue for such operations.

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of ASC 606 is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the Company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

The Company has entered into a contract with various mining pools and has undertaken the performance obligation of providing computing power in exchange for non-cash consideration in the form of cryptocurrency. The provision of computing power is the only performance obligation in the Group’s contract with its pool operators. In certain pools the amount of reward for computing power depends on the pool’s success in mining blocks. In other pools, the amount of reward includes no such contingency, although the fees payable to such pools are typically higher as a result. Where the consideration received is variable (for example, due to payment only being made upon successful mining), it is recognized when it is highly probable that the variability is resolved, which is generally when the cryptocurrency is received.

The Group measures the non-cash consideration received at the fair market value of the cryptocurrency received. Management estimates fair value on a daily basis, as the quantity of cryptocurrency received multiplied by the price quoted on independent reserve on the day it was received.

Leases

The FASB issued four ASUs related to ASC 842. In March 2019, the FASB issued ASU 2019-01, Leases (Topic 842): Codification Improvements. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements and ASU 2018-10, Codification Improvements to Topic 842, Leases. In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASC 842 requires an entity to recognize a right of use (“ROU”) asset and lease liability for all leases with terms of more than 12 months.

pg. 11

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease ROU assets and operating lease liabilities within current liabilities and long-term liabilities on our consolidated balance sheet. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The Company’s lease does not provide an implicit rate and therefore the Company measured the ROU asset and lease obligation based upon the present value of future minimum lease payments. The Company’s incremental borrowing rate is estimated based on risk-free discount rate for the lease, determined using a period comparable with that of the lease term and in a similar economic environment. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise such options. The Company does not record leases on the consolidated balance sheets with a term of one year or less. The Company does not separate lease and non-lease components but rather account for each separate component as a single lease component for all underlying classes of assets. Where leases contain escalation clauses, rent abatements, or concessions, such as rent holidays and landlord or tenant incentives or allowances, the Company applies them in the determination of straight-line operating lease cost over the lease term.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. The cost includes any cost of replacing part of the property and equipment with the original cost of the replaced part being derecognized. All other repair and maintenance costs are recognized in profit or loss incurred. The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the respective asset if the recognition criteria for a provision are met. Property, plant and equipment transferred from customers is initially measured at the fair value at the date on which control is obtained.

The depreciable amount of all fixed assets is depreciated on a diminishing value basis over their useful lives to the economic entity commencing from the time the assets arrive at their destination where they are ready for use.

Depreciation is calculated over the estimated useful lives of the assets as follows:

Modular data centers	2 years
Processing machinery	2 years
IT and computers	3 years
Plant and equipment	10 years

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement when the asset is derecognized.

The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

In accordance with the Company’s fixed asset policy, the Company reviews the estimated useful lives of all property and equipment for indicators that a useful life has changed. During the year ended 31 December 2020, there were indicators that the estimated useful life of processing machines was longer than the current estimated useful life. In the first year of operations and prior to the halving of Bitcoin, a significant amount of uncertainty remained in both the Bitcoin price movement and the effectiveness and efficiency of all processing machines and the overall power costs to the business. This drove an estimated useful life of one year. The change to two years is based on a reassessment of the business, operations and industry where we have seen a significant increase in Bitcoin price, a stable power cost and the longevity of the processing machines experienced firsthand. In light of this, management considered the change to a two year useful life as a more accurate and fair representation of the business and its operations.

As a result, effective 1 January 2020, the Company changed the estimated useful life of its processing machines by one year. These assets had a net book value of $4,985,070 as of 1 January 2020. The effect of this change in estimate resulted in a reduction of depreciation expense and net loss by $1,911,585 for the year ended 31 December 2020. Had the Group changed its depreciation policy to a three year useful life, the effect of this change in estimate would result in a reduction in the depreciation expense and net loss by $2,671,480. Having regard to the above and in light of the volatile nature of the industry depreciation and useful life is assessed yearly.

pg. 12

Internal-use software

The Company capitalized direct costs of services used in the development of, and external software acquired for use, as internal software in accordance with FASB ASC 350-40, Internal-Use Software. Amounts capitalized are amortized over a period of generally one year on a straight-line basis, unless another systematic and rational basis is more representative of the software’s use.

Trademarks

Intangible assets deemed to have indefinite lives (including trademarks) are not amortized but, instead, are subject to an annual impairment assessment. Additionally, if events or conditions were to indicate the carrying value or a reporting unit may not be recoverable, the Company would evaluate the intangible assets for impairment at that time.

Advertising costs

Advertising costs are expensed as incurred. Advertising costs for the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019 were $36,877 and $32,003, respectively.

Research and development

Research and development costs are charged to expense in the periods incurred. Expenditures for research and development costs were $268,649 and $130,489 for the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019, respectively.

Government tax credits

The Research and Development (“R&D”) Tax Incentive program, is an Australian tax incentive to stimulate R&D activities. Generally, the incentive offsets the income tax to be paid and the remaining portion (if any) can be refunded. The incentive is calculated based on the claimed volume of eligible R&D expenditures by the Company.

Cosmos Capital Limited has applied for and been registered with AusIndustry for participation under the Industry Research and Development Act 1986. The registration of activities does not, by itself, determine that the activities described in this registration are eligible R&D activities, nor is it an indication of compliance with the requirements of the R&D Tax Incentive. Determining the eligibility of activities under the R&D Tax Incentive is the responsibility of the R&D entity, under self-assessment. The Company only recognizes government grants when there is reasonable assurance that the conditions attached to they grant have been complied and the grant will be received.

As a result, the incentive is presented as a reduction to “Research and development expenses” in the consolidated statements of operations and comprehensive loss. During the year ended December 31, 2020, the Company received $386,412 in research and development tax refunds. In the period from May 22, 2019 (inception) through December 31, 2019, the Company recorded tax refunds in the amount of $48,891.

pg. 13

Shareholders’ equity

Ordinary shares are classified as equity. Costs directly attributable to the issue of new share or options are shown as a deduction from the equity proceeds, net of any income tax benefit. Costs directly attributable to the issue of new shares or options associated with the acquisition of a business are included as part of the purchase consideration.

Ordinary shares entitle the holder to voting rights and to participate in dividends and the proceeds on the winding up of the Company in proportion to the number of and amounts paid on the shares held. The fully paid ordinary shares have no par value and the Company does not have a limited amount of authorized capital.

Share subscription receivable

The Company records share issuances at the effective date. If the subscription is not funded upon issuance, the Company records a share subscription receivable as an asset on the consolidated balance sheet. When share subscription receivables are not received at the consolidated balance sheet date or in satisfaction of the requirements under FASB ASC 505, the share subscription receivable is reclassified as a contra account to shareholders’ equity on the consolidated balance sheet.

Earnings per share

Basic earnings per share are computed by dividing net loss by the weighted average number of shares of ordinary shares outstanding. Diluted earnings per share are computed by dividing net loss by the weighted average number of shares of common share outstanding, after adjusting for the dilutive effect of share options.

Comprehensive loss

Total comprehensive income and the components of accumulated other loss are presented in the consolidated statements of operation and the consolidated statements of changes in shareholders’ equity. Accumulated other comprehensive loss is comprised of foreign currency translation effects.

Share-based compensation

The Company recognizes the cost of non-employee services received in exchange for an award of equity instruments in the consolidated financial statements which is measured based on the grant date fair value of the award. Share-based compensation expense is recognized in the period in which the service was performed in exchange for the award (generally the vesting period). The value of share grants are measured based on their fair market value on the date of grant. The Company estimates the fair value of each share option at the grant date by using the Black-Scholes option pricing model.

Accounting for stock options

Compensation costs related to stock options granted by the Company are charged against income during their vesting period, under ASC 718, “Compensation – Stock Compensation.”

Acquisitions

The Company accounts for business acquisitions in accordance with ASC 805, Business Combinations. This standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard prescribe, among other things, the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration) and the exclusion of transaction and acquisition-related restructuring costs from acquisition accounting.

Contingent consideration

Certain agreements the Company enters into, including business combinations, involve the potential payment of future consideration that is contingent upon certain performance and revenue milestones being achieved. Contingent consideration obligations incurred in connection with an asset acquisition are recorded when it is probable that they will occur and they can be reasonably estimated using a cost accumulation and allocation model to allocate the cost to the assets acquired and liabilities assumed.

pg. 14

Foreign currency translation and transactions

The Company operates in the United States and Australia. The parent’s functional currency is the Australian dollar (AUD). For each entity, the Company determines the functional currency and items included in the financial statements of each entity are measured using that functional currency. All subsidiaries of Company have a functional currency of Australian dollar with the exceptions of Cosmos Infrastructure LLC and Innovative Property Management LLC, whose functional currency is the United States dollar (USD). The financial statements of foreign businesses have been translated into USDs at current exchange rates for balance sheet items and at the average rate for income statement items. Translation of all the consolidated companies’ financial records into USD is required due to the reporting currency for these consolidated financial statements presented as USD and the functional currency of the parent company being that of AUD. Translation adjustments are accumulated in other comprehensive loss. Revenue and expense accounts are converted at prevailing rates throughout the year. Gains or losses on foreign currency transactions and translation adjustments in highly inflationary economies are recorded in income in the period in which they are incurred.

(i) Transactions and balances

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date.

Differences arising on settlement or translation of monetary items are recognized in the consolidated statement of profit or loss.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of gain or loss on change in fair value of the item (i.e. translation differences on items whose fair value gain or loss is recognized in other comprehensive income or profit or loss are also recognized in other comprehensive income or profit or loss, respectively).

Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.

(ii) Group companies

On consolidation, the assets and liabilities of foreign operations whose functional currency is different from the reporting currency are translated into the reporting currency at the rate of exchange prevailing at the reporting date and their income statements are translated at average exchange rates. The exchange differences arising on translation for consolidation are recognized in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognized in the profit or loss statement.

Income taxes

The Company operates in Australia and the United States and application of taxation laws in relation to the Company’s activities may change from time to time. Changes in the taxation laws or in assessments or interpretation or decisions in respect of, but not limited to the following, may have a significant impact on the Company’s results:

●	Jurisdiction in which and rates at which income is taxed;

●	Jurisdiction in which and rates at which expenses are deductible;

●	The nature of income taxes levied, for example whether taxes are assessed on the revenue account or on the capital account;

●	Requirements to file tax returns; and

●	The availability of credit for taxes paid in other jurisdictions, for example through the operation of double taxation treaties.

The Company will continue to assess the performance and may in the future recognize some or all of these assets.

pg. 15

The Company has taken the approach to calculate income tax expense on the basis that all revenue and expenses attributable to its Australian operations are taxable in Australia and all revenue and expenses attributable to its United States operations are taxable in the United States.

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations and comprehensive loss in the period in which the change was enacted. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if management has determined that it is more likely than not that such assets will not be realized.

In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. We are subject to examinations by multiple taxing jurisdictions on various tax matters, including challenges to various positions we assert in our filings. In the event that a taxing jurisdiction levies an assessment in the future, it is possible the assessment could have a material adverse effect on our consolidated financial condition or results of operations.

The financial statement recognition of the benefit for a tax position is dependent upon the benefit being more likely than not to be sustainable upon audit by the applicable tax authority. If this threshold is met, the tax benefit is then measured and recognized at the largest amount that is greater than 50 percent likely of being realized upon ultimate settlement. In the event that the Internal Revenue Service or another taxing jurisdiction levies an assessment in the future, it is possible the assessment could have a material adverse effect on our consolidated financial condition or results of operations.

Recent accounting pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The changes take effect for public companies for fiscal years starting after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. On May 22, 2019, the Company adopted this ASU and the adoption did not have a material impact on the Company’s consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260) Distinguishing Liabilities from Equity (Topic 480) Derivatives and Hedging (Topic 815), which addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 with early adoption permitted. On May 22, 2019, Company adopted this ASU and the adoption did not have a material impact on the Company’s consolidated financial statements.

pg. 16

In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting. This ASU provides clarity about which changes to the terms or conditions of a share-based payment award require the application of modification accounting. Specifically, ASU 2017-09 clarifies that changes to the terms or conditions of an award should be accounted for as a modification unless all of the following are met: 1) the fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified, 2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified and 3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. ASU 2017-09 is effective for annual reporting periods beginning after December 15, 2017 and early adoption is permitted. The Company adopted ASU 2017-09 on May 22, 2019 and the adoption did not have a material impact on the Company’s accounting for share-based payment awards, as changes to awards’ terms and conditions subsequent to the grant date are unusual and infrequent in nature.

In January 2017, the FASB issued ASU 2017-01 Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), which clarifies the definition of a business and assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under this guidance, when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or group of similar assets), the assets acquired would not represent a business. In addition, in order to be considered a business, an acquisition would have to include at a minimum an input and a substantive process that together significantly contribute to the ability to create an output. The amended guidance also narrows the definition of outputs by more closely aligning it with how outputs are described in FASB guidance for revenue recognition. This guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company adopted ASU 2017-01 on May 22, 2019 and the adoption did not have a material impact on the Company’s consolidated financial statements and notes thereto.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) in order to increase transparency and comparability among organizations by, among other provisions, recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous GAAP. For public companies, ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 (including interim periods within those periods) using a modified retrospective approach and early adoption is permitted. In transition, entities may also elect a package of practical expedients that must be applied in its entirety to all leases commencing before the adoption date, unless the lease is modified, and permits entities to not reassess (a) the existence of a lease, (b) lease classification or (c) determination of initial direct costs, as of the adoption date, which effectively allows entities to carryforward accounting conclusions under previous U.S. GAAP. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides entities an optional transition method to apply the guidance under Topic 842 as of the adoption date, rather than as of the earliest period presented. The Company adopted Topic 842 on May 22, 2019, and elected the package of practical expedients described above.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, as a new Topic, (ASC) Topic 606. The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, which deferred the effective date of the new revenue standard for periods beginning after December 15, 2016 to December 15, 2017, with early adoption permitted but not earlier than the original effective date. This ASU must be applied retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company adopted ASU 2014-09 on May 22, 2019 under the modified retrospective approach and the adoption did not have a material impact on the Company’s results of operations, cash flows and financial position.

pg. 17

Note 3 – Innovation Property Management LLC Acquisition

On August 21, 2020, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Innovative Property Management, LLC, a North Carolina limited liability company (“IMP”) to acquire a 50% membership interest in IMP for a total purchase price of $30,000. The Purchase Agreement also includes contingent payment obligations by the Company total $50,000 in connection with specified milestones related to the achievement of operational efficiencies. The achievement of these milestones are not yet probable. The total purchase price of $30,000 for this asset acquisition was primarily comprised of a Right of Use Asset of approximately $50,000, offset by a Lease Liability of approximately $50,000 and other immaterial current assets and liabilities. Based on business combination accounting guidance, no contingent consideration was recorded in the Company’s consolidated balance sheets at December 31, 2020, this transaction was accounted for as an asset acquisition.

Subsequent to the acquisition of the IMP, the Company entered into a master service agreement for co-location rights for IMP to provide hosting facility, electrical power, and internet access to the Company to support its crypto-mining activities.

The Company accounted for the transaction as an asset acquisition, as IMP did not have adequate inputs and processes necessary to generate outputs and thus did not meet the definition of a business under the framework of the authoritative accounting guidance for business combinations. Further, the Company determined that IPM is a variable interest entity because the activities of IMP involve the Company and the Company has disproportionately few voting rights in comparison economic investment contributed to IMP. Though our ability to effectuate a tie-breaker vote we have determined we are the primary beneficiary of IMP. Accordingly, the financial position and operating results of IMP are consolidated in these accompanying financial statements.

Upon acquisition, the Company considered the membership agreement and determined that based on liquidation rights the Company would receive any net proceeds upon a distribution until the other members invest additional capital or attribution of earnings to their capital accounts. Accordingly, the Company did not recognize any noncontrolling interest at the date of acquisition. We have recognized a noncontrolling interest related to the losses generated subsequent to acquisition that are attributable to the noncontrolling interest holders.

Note 4 – Executive Compensation

The following table summarizes compensation paid to our executive officers of the Company for services rendered during the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019.

Name and Principal Position	Year	Salary	Bonus Awards	Stock Awards	Option Awards	Non-Equity Plan Compensation	Nonqualified Deferred Earnings	All Other Compensation	Total
James Manning	2020	$178,290	-	-	-	-	-	$19,284	$197,574
Chief Executive Officer	2019	14,327	-	-	-	-	-	1,361	$15,688
Christos Kyriakides	2020	60,178	-	-	-	-	-	6,943	$67,121
Chief Financial Officer	2019	5,233	-	-	-	-	-	497	$5,730
Liam Wilson	2020	108,320	-	-	-	-	-	12,634	$120,954
	2019	-	-	-	-	-	-	-	$-
Michael Hughes	2020	33,098	-	-	-	-	-	3,144	$36,242
	2019	2,879						274	$3,153
Greg Martin	2020	-	-	-	20,718	-	-	-	$20,718
	2019	-	-	-	-	-	-	-	$-

pg. 18

Note 5 – Property and Equipment

Property and equipment, net, consisted of the following as of December 31, 2020:

	Plant and equipment	Computer equipment	Furniture & fixtures	Processing machines	Modular data center	Total
Property and equipment	$33,859	$40,933	$4,444	$10,496,165	$1,660,710	$12,236,111
Less accumulated depreciation	(2,753)	(18,090)	(2,366)	(4,310,174)	(887,443)	(5,220,826)
	$31,106	$22,843	$2,078	$6,185,991	$773,267	$7,015,285

Property and equipment, net, consisted of the following as of December 31, 2019:

	Computer equipment	Furniture & fixtures	Processing machines	Modular data center	Total
Property and equipment	$19,365	$1,046	$5,558,024	$1,241,670	$6,820,105
Less accumulated depreciation	(1,792)	(131)	(560,531)	(137,033)	(699,487)
	$17,573	$915	$4,997,493	$1,104,637	$6,120,618

The Company incurred depreciation and amortization expense in the amounts of $4,620,725 and $699,487 for the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019, respectively.

In accordance with the Company’s fixed asset policy, the Company reviews the estimated useful lives of all property and equipment for indicators that a useful life has changed. During the year ended December 31,2020, there were indicators that the estimated useful life of processing machines was longer than the current estimated useful life. As a result, effective January 1, 2020, the Company changed the estimated useful life of its processing machines by one year. These assets had a net book value of $4,997,493 as of January 1, 2020. The effect of this change in estimate resulted in a reduction of depreciation expense and net loss by $1,247,641 and increase in basic and diluted loss per share by $0.18 for the year ended December 31, 2020.

Note 6 – Security Deposits

The Company’s security deposits consist of amounts paid by the Company to location providers in any event of default. The security deposits are refundable to the Company when location provider services cease or are cancelled. Security deposits are included in non-current assets on the consolidated balance sheets as such amounts are not expected to be refunded for at least twelve months after the December 31, 2020 reporting year. At December 31, 2020 and 2019, the Company had $969,423 and $879,802 respectively, in refundable security deposits.

Note 7 - Cryptocurrencies

The following table presents additional information about cryptocurrencies as of December 31:

	2020	2019
Beginning balance	$4,239	$-
Revenue recognized from cryptocurrencies mined	4,416,374	490,966
Mining pool operating fees	(13,601)	(1,326)
Sale / trade of cryptocurrencies	(4,420,148)	(507,397)
Realized gain on sale of cryptocurrencies	28,197	21,996
Ending balance	$15,061	$4,239

pg. 19

Note 8– Trade and Other Receivables

Other receivables consist of the following at December 31:

	2020	2019
Trade receivables	$55,675	$284,600
Research and development tax credit	386,412	48,891
Goods and service tax refund	173,058	6,729
	$615,145	$340,220

Note 9 – Trade and Other Payables

Trade and other payables consist of the following at December 31:

	2020	2019
Trade payables	$1,294,459	$932,370
Accrued expenses	284,589	164,640
Employee payables	139,134	3,377
Tax payables	164,065	1,780
	$1,882,247	$1,102,167

Note 10 – Professional and Consultancy Fees

For the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019, professional and consultancy fees comprised of:

	Period Ended December 31,
	2020	2019
Accounting and tax fees	$113,065	$115,472
Audit fees	110,496	78,902
Other services	269,806	66,887
Legal fees	550,660	136,291
	$1,044,027	$397,552

Note 11 – Trademarks

Separately acquired trademarks are shown at historical cost. At December 31, 2020 and 2019, the Company’s trademarks were $15,813 and $4,624. Trademarks are considered indefinite-lived intangible assets and are evaluated for impairment annually. No impairment losses have been charged against the trademarks.

Note 12– Shareholders’ Equity

Holders of common shares are entitled to one vote per share on all matters to be voted upon by the Company’s shareholders. In the event of a liquidation, dissolution, or winding up of the Company, holders are entitled to share ratably in all the Company’s assets, in absence of a specified agreement. The ordinary shares have no par value. Accordingly, the Company records all proceeds from issuance as additional paid in capital, net of issuance costs.

At December 31, 2020 and 2019, subscribed capital in the amounts of $16,690 and $459,062, respectively were not funded and therefore are presented in the consolidated balance sheets as share subscriptions receivables.

There were no dividends paid or declared during the year ended December 31, 2020 nor the period from May 22, 2019 (inception) through December 31, 2019.

pg. 20

The following table summarizes the option activity for the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019:

	Shares	Weighted Average Exercise Price
Outstanding at May 22, 2019	-	$-
Options granted	261,005	2.99
Outstanding at December 31, 2019	261,005	2.99
Options granted	178,958	6.13
Outstanding at December 31, 2020	178,958	$3.03

All of the options outstanding have an exercise price denominated in Australian Dollars. The weighted average exercise price presented in the table above is translated to US Dollar using the translation rate of 0.77 as of December 31, 2020.

The following table summarizes the options exercisable and vested at December 31, 2020 and 2019:

	Shares	Weighted Average Exercise Price
Vested and exercisable at December 31, 2019	261,005	$2.99
Options granted in 2020 that are currently exercisable	152,858	6.74
Options modified in 2020 which are no longer exercisable	(261,005)	2.99
Exercisable at December 31, 2020	152,858	6.74
Vested and expected to vest at December 31, 2020	152,858	6.74

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the below assumptions for the risk-free interest rates, expected dividend yield, expected lives and expected stock price volatility.

	Option Pricing Assumptions
Grant Period	Year Ended 2020	Period from May 22, 2019 (Inception) through December 31, 2020
Stock Price Volatility	105%	80%
Risk-Free Interest Rates	0.3%	1.1%
Expected Life (in years)	5	5
Expected Dividend Yield	-	-

Expected volatility is based on historical volatility of publicly listed comparable companies of common share. Share options are granted at an assessed exercise price. Options are generally exercisable on the grant date with a five-year term.

ASC 2016-09 offers entities a policy election to recognize forfeitures as they occur rather than estimating forfeitures at grant date. The Company has elected to recognize forfeitures as they occur. No such forfeitures occurred during the year ended December 31, 2020 nor the period from May 22, 2019 (inception) through December 31, 2019.

pg. 21

Stock-based compensation expense recognized for the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019 was $20,829 and $0, respectively. During the period from May 22, 2019 (inception) through December 31, 2019 the Company recognized $1,214,137 of costs related to awards issued to third parties for services rendered in connection with capital raising activities. Accordingly, this was recorded in additional paid in capital as a reduction of the proceeds received.

The weighted-average fair value of options granted were $5.05 and $1.92 at December 31, 2020 and 2019, respectively. The weighted-average remaining contractual life of options vested or expected to vest as of December 31, 2020 and December 31, 2019 was 2.50 and 5.00 years, respectively.

During the year ended December 31, 2020, and the period from May 22, 2019 (inception) through December 31, 2019, no stock options to purchase shares were exercised.

As of December 31, 2020 and December 31, 2019, as all options in connection with capital raising activities were fully vested upon grant date.

In December 2020, the Company modified the options that were granted during 2019 by adding an exercise contingency related to a liquidity event (being a listing event), and increasing the number of shares the option holder is entitled to receive if the option holder exercises and pays the exercise price within 3 business days of the contingency trigger. The Company has accounted for this as a modification of the award as it was to add a performance condition.

As a result of the modification, addition of the performance condition related to the liquidity event trigger has reduced the likelihood of exercise from probable to improbable. The performance condition related to the contingency trigger is not deemed probable until a liquidity event actually occurs.

Note 13 – Earnings Per Share

Net loss per common share is calculated in accordance with ASC Topic 260: Earnings Per Share (“ASC 260”). Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted average shares outstanding, as the inclusion of common share equivalent would be anti-dilutive. The common share equivalents consist of share options.

For the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019 calculation of net losses per share are as follows:

	2020	2019
Net loss attributable to common shareholders	$(5,061,314)	$(1,314,217)

Denominator:
Weighted average common shares - basic and diluted	7,097,883	2,054,102

Loss per common share - basic and diluted	$(0.70)	$(0.64)

Potentially dilutive share options excluded from computation	152,858	261,005

pg. 22

Note 14 - Employee Benefit Costs

The Company contributes 9.50% of each Australia based employee’s salary to standard defined contribution superannuation funds on behalf of all employees. Superannuation is a compulsory savings program whereby employers are required to pay a portion of an employee’s remuneration to an approved superannuation fund that the employee is typically not able to access until they have reached the statutory retirement age. Whilst the Company has a third-party default superannuation fund, it permits employees to choose an approved and registered superannuation fund into which the contributions are paid. Contributions are charged to the consolidated statements of operations and comprehensive loss as they become payable.

During the year ended December 31, 2020 and for the period from May 22, 2019 (inception) through December 31, 2019, the Company made contributions of $38,725 and $4,091, respectively. All contributions are included in salaries and wages on the consolidated statements of operations.

Note 15 - Income Taxes

The components of loss from operations before income taxes for the year ended December 31, 2020, and the period from May 22, 2019 (inception) through December 31, 2019:

	2020	2019
Domestic	$35,390	$(1,040,823)
Foreign	(5,096,704)	(273,394)
Loss before income taxes	$(5,061,314)	$(1,314,217)

The components of income tax benefit are as follows:

	As of December 31,
	2020	2019
Current:
US Federal	$99,442	$-
US State	29,217	-
Foreign	-	(1,743)
Total current benefit	$128,659	$(1,743)
Deferred:
US Federal	$-	-
US State	-	-
Foreign	-	-
Total deferred benefit	-	-
Total benefit for income taxes	$128,659	$(1,743)

The tax effects of temporary differences and tax loss and credit carry forwards that give rise to significant portions of deferred tax assets and liabilities at December 31, 2020 and 2019 are comprised of the following:

	As of December 31,
	2020	2019
Deferred income tax liabilities:
Depreciation	$(1,116,350)	$(1,663,027)
Transaction gains and losses	(129,483)	-
Other deferred tax liability	(775)	(705)
Net deferred tax liability	(1,246,608)	(1,663,732)
Deferred income tax assets:
Net operating loss carryforwards	2,782,861	1,927,039
Transaction gains and losses	93,874	42,749
Transaction costs	3,688	4,473
Total deferred tax assets	2,880,423	1,974,261
Valuation allowance	(1,633,815)	(310,529)
Net deferred tax assets	$-	$-

pg. 23

As of December 31, 2020 and 2019, the Company does not believe that it is more likely than not that the net deferred tax assets will be realized; therefore, no deferred tax assets have been recognized.

The Company has federal and foreign net operating loss carryforwards at December 31, 2020 of $5,170,118 and $5,011,435 respectively with an unlimited carryforward and state net operating losses at December 31, 2020 of $5,011,435 that will begin expiring in 2039.

	2020	2019
Current:
Tax at U.S. statutory rate	$(1,062,876)	$(261,687)
State tax provision	2,184	(64,219)
Effects of rates different than statutory	(251,834)	(5,890)
Research and development tax credits	-	(49,001)
Non-deductible research and development costs	256,028	23,013
Change in federal and state valuation allowance	1,185,157	310,529
Total benefit for income taxes	$128,659	$(47,255)

As of December 31, 2020 and 2019, we had $5,816,576 and $1,040,823, respectively, of unrecognized tax benefits that, if recognized, would impact the Company’s effective tax rate. The total amount of unrecognized tax benefits could change within the next twelve months for a number of reasons including audit settlements, tax examination activities and the recognition and measurement considerations under this guidance.

The following is a roll forward of our total gross unrecognized tax benefits, which if reversed would impact the effective tax rate, for the fiscal years 2020 through 2019:

	2020	2019
Balance as of January 1	$310,529	-
Tax positions related to current year:
Additions	1,208,243	310,529
Reductions	-	-
Tax positions related to prior years:
Additions	115,042	-
Reductions	-	-
Settlements	-	-
Lapses in statues of limitations	-	-
Balance as of December 31	1,633,814	310,529

Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense. No accrued interest expense has been recognized in the current or previous financial years.

The Company and its subsidiaries are subject to United States federal income tax, foreign income and withholding taxes and income taxes from state jurisdictions. All tax years are open and subject to inspection by taxing authorities.

Note 16 - Related Party Transactions

At December 31, 2020 and 2019, the Company had related party payables to shareholders in the amounts of $290,978 and $245,305, respectively, included as shareholder borrowings on the consolidated balance sheets.

At December 31, 2020 and 2019, the Company had related party share subscription receivables in the amounts of $16,690 and $459,062, respectively. As discussed in Note 2, these amounts are included on the consolidated balance sheets as a contra account to shareholders’ equity.

During the period from May 22, 2019 (inception) through December 31, 2019 a non-employee shareholder was issued 261,005 share options in exchange for services during the period from May 22, 2019 (inception) through December 31, 2019.

pg. 24

Note 17 – Commitments and Contingencies

In connection with the December 22, 2020 Option amendments discussed in Note 12, if the Company has a liquidity event on or before July 30, 2021 and the share price in that liquidity event is less than $10.94 per share, or no liquidity event occurs by July 30, 2021, the option holders are entitled to receive additional shares. As the liquidity share price is unknown and not reasonably estimable, the Company is unable to estimate the loss associated with the share issuances.

Note 18 – Leases

At December 31, 2020, the Company’s lease consists of a land lease in Washington County, Georgia, U.S.A. acquired in the asset purchase agreement discussed in Note 3. The lease has a remaining lease term maturing on April 30, 2023. The Company determines if an arrangement is a lease at inception or acquisition. Some lease agreements may contain lease and non-lease components, which are accounted for as a single lease component.

The operating ROU asset and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date.

During the year ended December 31, 2020, the Company incurred $42,039 in operating costs related to the land lease. At December 31, 2020, the weighted-average remaining lease term (in years) was 3 and the weighted-average discount rate was 0.25%.

The following table presents a maturity analysis of the Company’s operating lease liabilities as of December 31, 2020:

Operating Lease
2021	$20,500
2022	20,500
2023	5,125
Total minimum lease payments	46,125
Less: Imputed interest	(1,488)
Present value of lease liabilities	44,637

Note 19 – Segment Information

As discussed in Note 2, the Company’s has a single reportable business segment. Accordingly, the following information relates only to disclosure of geographical information.

The following table illustrates revenues from third parties by geographical location, for the year ended December 31, 2020 and May 22, 2019 (inception) through December 31, 2019:

	Years Ended December 31, 2020	Period from May 22, 2019 (Inception) through December 31, 2019
Australia	$4,448,876	$-
United States	-	507,818

Total	$4,448,876	$507,818

pg. 25

The following table illustrates tangible long-lived assets by geographical location as of December 31, 2020 and 2019:

	2020	2019
Australia	$76,898	$18,488
United States	6,938,387	6,102,130

Total	$7,015,285	$6,120,618

Note 20 – Paycheck Protection Program Loan

During the year, the Company was granted a PPP loan in the amount of $14,000. The PPP, established as part of the CARES Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. In connection with the PPP loan, the Company issued a promissory note, in the principal amount of $14,000. The loan matures in 2022 and bears interest at a rate of 1.0% per annum, payable monthly commencing May 21, 2021. The note may be prepaid at any time prior to maturity with no prepayment penalties. Funds from the loan may only be used for payroll costs, benefits, rent, utilities and interest on other debt obligations incurred prior to February 15, 2020. The Company used the entire amount for such qualifying expenses. Under the terms of the PPP, certain amounts of the loan may be forgiven if they are used for qualifying expenses during the first 24 weeks of the loan.

Note 21 - Subsequent Events

The Company has evaluated for all material events occurring after the balance sheet date, up to 9 May 2021, the date the consolidated financial statements were available to be issued.

On 8 March 2021, the Company completed an agreement with Wize Pharma, Inc. (‘Wize’) whereby Wize implemented a takeover offer to acquire all of the outstanding shares of the Company. Each share of Cosmos was exchanged for 61.11 shares (with 23.33 common stock subject to restrictions on exercisability until 31 December 2021), ultimately changing the ownership of the Company. As a result of this transaction, Wize Pharma, Inc. will become the legal ultimate parent entity of Cosmos Capital Limited subsequent to the reporting date. Wize Pharma existing shareholders will retain approximately 10.75% of Wize’s outstanding shares on a fully diluted basis including warrants issued.

Additionally, pursuant to the arrangement, with effect from closing, the existing Wize shareholders will receive one contingent value right (“CVR”) for each share of Wize held on the record date. Each CVR will entitle the holder to a pro rata share of any consideration that may be received in connection with the monetisation of Wize’s existing LO2A business, subject to transaction expenses and customary deductions within the next 2 years. The CVRs will lapse after that date. A representative of the existing Wize shareholders will be appointed to direct all monetisation activities. Over this period, Wize is required to contribute up to $300,000 for further development of the L02A technology with a right of reimbursement from any consideration.

pg. 26

On completion of this transaction, the combined Board will include 3 directors nominated by the Company and 1 director nominated by Wize, the combined group’s CEO will be from Cosmos, and Cosmos shareholders will own approximately 87% of the combined group. On this basis, it has been determined that Cosmos will obtain control of Wize and will be the acquirer of Wize for accounting purposes.

The financial effect of the transaction on the combined group requires further assessment, which will require significant judgement including as to whether the transaction meets the definition of a business combination.

Concurrently with the execution of the Bid Agreement, Wize entered a private placement of 25,000,000 shares of common stock for a purchase price of $0.12 per share, or aggregate gross proceeds of $3,000,000.

In March 2021, Wize’s name was legally changed to Mawson Infrastructure Group Inc. On 9 March 2021, the combined group completed the issuance of convertible notes with an aggregate principal amount of $21,442,694. The convertible notes will automatically convert to shares six months after the date of issuance at a conversion price of AUD $23.58. Cosmos is obligated to pay interest on the outstanding principal amount of the convertible notes in the amount of 8% per annum, payable on the conversion date in cash or shares. Redemption will only occur if an insolvency event occurs in respect of the combined group.

On 20 February 2021, the company entered a contract to purchase $33,974,640 worth of processing machinery. Of the total contract price, 50% was payable on 20 February 2021 with the remaining purchase price repayable in monthly instalments starting on 20 March 2021 and finishing on 20 February 2022 as each shipment of machines are delivered.

On 22 February 2021, the Group paid $3,800,000 to purchase modular data center equipment to house the mining machines ordered in February 2021.

There were no other matters or circumstances that have arisen since 31 December 2020 that have significantly affected or may significantly affect the operations of the Group, the result of those operations, or state of affairs in future financial periods.

pg. 27